Exhibit 16

September 20, 2007

U.S. Securities and Exchange Commission
Office of the Chief Accountant
SECPS Letter File
Mail Stop 7561
100 F Street, NE
Washington, DC 20549

RE: CTI Industries Corporation

We have read the second and third paragraphs of Item 4.01 included in the Form 8-K dated September 20, 2007 of CTI Industries Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Weiser LLP

cc:

Michael Avramovich, Chairman of the Audit Committee, CTI Industries Corporation
Stephen M. Merrick, Chief Financial Officer, CTI Industries Corporation